EMPLOYMENT AGREEMENT
                             --------------------


     This Employment Agreement ("Agreement") is made and entered into on this 14th day of December 2001, to be effective as of February 15, 2002, by and between PANAMCO LLC, a limited liability company organized under the laws of Delaware and d/b/a PANAMERICAN BEVERAGES COMPANY in Florida (the "Company"), a wholly-owned subsidiary of Panamerican Beverages, Inc., a company organized under the laws of the Republic of Panama ("Panamco") and Mario Gonzalez Padilla (hereinafter called the "Employee").

                                   AGREEMENT
                                  ----------


     In consideration of the promises and mutual covenants set forth herein, the parties agree as follows:

1.        Employment.

     1.1 Employment. Contingent on Employee being able to secure a U.S. work visa, the Company hereby agrees to employ the Employee and the Employee hereby agrees to serve the Company on the terms and conditions set forth herein.

     1.2 Duties of Employee. During the Term of Employment under this Agreement, the Employee shall serve as the Chief Financial Officer of the Company and Panamco based in Miami, Florida, shall diligently perform all services as may be assigned to him by the Company and Panamco, and shall exercise such power and authority as may from time to time be delegated to him by the Company and Panamco. The Employee shall devote his full time and attention to the business and affairs of the Company and Panamco, render such services to the best of his ability, and use his best efforts to promote the interests of the Company and Panamco. It shall not be a violation of this Agreement for the Employee to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Employee's responsibilities to the Company and Panamco in accordance with this Agreement.

2.        Term.

     2.1 The term of this Agreement, and the employment of the Employee hereunder, shall commence on February 15, 2002 (the "Commencement Date") and continue thereafter until the first to occur of the following:

          a.        Termination for cause by the Company under Section 5.1.

          b.        Disability under Section 5.2.

          c.        Death under Section 5.3.

          d.        Termination without cause by the Company under Section 5.4.

          e.       Termination by Employee under Section 5.5.

     2.2 Term of Employment and Expiration Date. The period during which the Employee shall be employed by the Company pursuant to the terms of this Agreement is sometimes referred to in this Agreement as the "Term of Employment", and the date on which the Term of Employment shall expire, is sometimes referred to in this Agreement as the "Expiration Date".

3.       Compensation.


     3.1 Base Salary. The Employee shall receive a base salary at the annual rate of $380,000.00 (Three Hundred Eighty Thousand Dollars) (the "Base Salary") during the Term of Employment, with such Base Salary payable in twelve monthly installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be inclusive of any Christmas Bonus and Vacation premium. The Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Company, be changed at any time or from time to time including based upon market conditions.

     3.2 Bonuses. During the Term of Employment, the Employee may be eligible to receive bonuses pursuant to the terms and conditions of any incentive plan in effect from time to time. As of the Commencement Date the Employee will be eligible to participate in the Annual Incentive Plan in effect with a Target Award of 50% of the Employee's annual Base Salary and an Award opportunity of 150% of annual Base Salary in accordance with the Plan's terms. Any bonuses payable pursuant to this Section 3.2 are sometimes hereinafter referred to as "Incentive Compensation." Each period for which Incentive Compensation is payable is sometimes hereinafter referred to as a "Bonus Period." Unless otherwise specified by the Board of Directors of Panamco or provided under the Incentive Plan, the Bonus Period shall be the calendar year.

     3.3 Automobile Allowance. During the Term of Employment, the Employee shall receive an allowance from the Company for automobile related-expenses, which allowance has been quantified by the Company to equal $700.00 (Seven Hundred Dollars) per month, net of any applicable taxes, which amount shall be payable at the same times and in the same manner as the Employee's Base Salary, as described in Section 3.1 hereof.

4.       Benefits.

     4.1 Reimbursement of Expenses. Upon the submission of proper substantiation by the Employee, and subject to such rules and guidelines as the Company may from time to time adopt, the Company shall reimburse the Employee for all reasonable expenses actually paid or incurred by the Employee during the Term of Employment in the course of and pursuant to the business of the Company. The Company shall also reimburse the Employee for all reasonable pre-Commencement Date business travel expenses in accordance with the Company's current travel policy. The Employee shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

     4.2 Benefit Programs. During the Term of Employment, the Company may provide to the Employee such fringe benefits as are accorded to other similarly situated Company employees from time to time.

     4.3 Stock Options and Restricted Stock. During the Term of Employment, the Employee may be eligible to be granted both restricted stock and options (the "Stock Options") to purchase common stock of Panamco under (and therefore subject to all terms and conditions of) any stock option plan in effect from time to time and all rules of regulation of the Securities and Exchange Commission applicable to stock option plans then in effect. Employee will be entitled to an award of 70,000 non- incentive stock options to be granted on the Commencement Date at an exercise price equal to the closing price of the stock on the NYSE on the Commencement Date in accordance with the provisions of Panamco's Equity Incentive Plan.

     4.4 Vacation Time. During the Term of Employment, the Employee shall be entitled to 15 (fifteen) business days of vacation each calendar year, to be taken at such times as the Employee and the Company shall mutually determine and provided that no vacation time shall interfere with the duties required to be rendered by the Employee hereunder. Any vacation time not taken by the Employee during any calendar year may be carried forward into the succeeding calendar year (the "Unused Vacation Time"); provided, however, that in the event that the Employee fails to utilize the Unused Vacation Time by the end of the succeeding year, such Unused Vacation Time shall be forfeited. For these purposes, the Unused Vacation Time shall be considered utilized by the Employee prior to the time that the vacation time for the subsequent year shall be considered to be utilized by the Employee.

     4.5 Relocation Assistance. The Company shall reimburse the Employee for reasonable moving and relocation expenses from Mexico to Miami, Florida, up to $50,000.00.

     4.6 Children's Education Reimbursement. To the extent the Employee remains employed by the Company, the Company shall reimburse the Employee for tuition for private elementary and secondary school for Employee's Children ("Children's Education Reimbursement") adjusted as follows: (x) 100% of the Children's Education Reimbursement for the first year after the Commencement Date; (y) 67% of the Children's Education Reimbursement for the second year after the Commencement Date; and (z) 33% of the Children's Education Reimbursement for the third year after the Commencement Date.

5.       Termination.

     5.1 Termination for Cause. The Company shall at all times have the right to terminate the Term of Employment for Cause. For purposes of this Agreement, the term "Cause" shall mean the Employee's violation or failure to satisfy any written or unwritten policy, standard, rule or expectation of the Company; the Employee's commission of some act or omission adverse to the Company's interests; the Employee's unsatisfactory job performance; and/or any other reason which the Company, in its sole discretion, shall deem to be a legitimate reason for discharge. Upon any termination pursuant to this Section 5.1, the Company shall (i) pay to the Employee his Base Salary to the date of termination and (ii) pay to the Employee his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of the termination of the Employee's employment with the Company. The Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of termination, and
(y) payment of compensation for unused vacation days including both the vacation days that have accumulated during the year in which said termination occurs and the unused carryover vacation days from the immediately preceding year). Any determination of Cause by the Company shall be binding and conclusive on all parties in the absence of fraud or gross negligence.

     5.2 Disability. The Company shall at all times have the right to terminate the Term of Employment, if the Employee shall become entitled to the benefits under the Company's long-term disability plan as then in effect, or, if the Employee shall as the result of mental or physical incapacity, illness or disability, become unable to perform the essential functions of his position, with or without reasonable accommodation, for a period of 180 days in any 12-month period. The Company shall have sole discretion based upon competent medical advice to determine whether the Employee continues to be disabled. Upon any termination pursuant to this Section 5.2, the Company shall
(i) pay to the Employee any unpaid Base Salary through the effective date of termination specified in such notice, and (ii) pay to the Employee his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of termination of the Employee's employment with the Company. The Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of termination, and (y) payment of compensation for unused vacation days including both the vacation days that have accumulated during the year in which such termination occurs and the unused carryover vacation days from the immediately preceding year).

     5.3 Death. Upon the death of the Employee during the Term of Employment, the Company shall (i) pay to the estate of the deceased Employee any unpaid Base Salary through the Employee's date of death, and (ii) pay to the estate of the deceased Employee his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the Employee's date of death. The Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of the Employee's death, and (y) payment of compensation for unused vacation days including both the vacation days that have accumulated during the year in which such termination occurs and the unused carryover vacation days from the immediately preceding year).

     5.4 Termination Without Cause. At any time the Company shall have the right to terminate the Term of Employment without cause. Upon any termination pursuant to this Section 5.4 (that is not a termination under any of Sections 5.1, 5.2, 5.3 or 5.5), the Company shall (i) pay to the Employee any unpaid Base Salary through the effective date of termination specified in such notice, (ii) pay to the Employee his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of the termination of the Employee's employment with the Company, (iii) pay to the Employee, as a single lump sum payment within thirty (30) days of the date of termination hereunder, one month of Base Salary per full year of service during the Term of Employment, (iv) continue to provide the Employee with the benefits he was receiving under Section 4.2 hereof (the "Benefits") for a period of one year after the date of termination in the manner and at such times as the Benefits otherwise would have been payable or provided to the Employee, or, if earlier, until similar benefits are obtained by the Employee through new employment, (v) only if termination occurs prior to the first anniversary of the Commencement Date, a third of the non-incentive stock options to be granted on the Commencement Date, pursuant to Clause 4.3 above will immediately vest and shall be exercisable in accordance with the provisions of Panamco's Equity Incentive Plan and (vi) only if the termination occurs prior to the third anniversary of the Commencement Date, reimburse the Employee for reasonable moving expenses incurred as a result of the Employee's relocation back to his home country. In the event that the Company is unable to provide the Employee with any Benefits required hereunder by reason of the termination of the Employee's employment pursuant to this Section 5.4, then the Company shall pay the Employee cash equal to the value of the Benefit that otherwise would have accrued for the Employee's benefit under the plan, for the period during which such Benefits could not be provided under the plans, said cash payments to be made within 45 days after the end of the year for which such contributions would have been made or would have accrued. The Company's good faith determination of the amount that would have been contributed or the value of any Benefits that would have accrued under any plan shall be binding and conclusive on the Employee. For this purpose, the Company may use as the value of any Benefit the cost to the Company of providing that Benefit to the Employee. Further, the Employee may exercise the portion of his Stock Options that was vested as of the date of termination as provided under the terms of any stock option plan in effect from time to time. The Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of termination, and (y) payment of compensation for unused vacation days including both the vacation days that have accumulated during the year in which such termination occurs and the unused carryover vacation days from the immediately preceding year).

     5.5       Termination by Employee.

          a. The Employee shall at all times have the right to terminate the Term of Employment.

          b.        Upon termination of the Term of Employment pursuant to this
Section 5.5 by the Employee, the Company shall (i) pay to the Employee any unpaid Base Salary through the effective date of termination specified in such notice and (ii) pay to the Employee his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the termination of Employee's employment with the Company. In addition, the Employee may exercise the portion of his Stock Options that was vested as of the date of termination as provided under the terms of any stock option plan in effect from time to time. The Company shall have no further liability hereunder
(other than for (1) reimbursement for reasonable business expenses incurred prior to the date of termination, and (2) payment of compensation for unused vacation days including both the vacation days that have accumulated during the year in which such termination occurs and the unused carryover vacation days from the immediately preceding year).

     5.6 General Release Requirement. All payments or benefits to Employee under this Article 5 (other than payments or benefits already accrued and otherwise due under the Company's employee, executive or fringe benefit plans or programs) will not be given unless Employee executes (and does not rescind) a written employment termination agreement incorporating a general release, in a form prescribed by the Company, of all claims against the Company and related parties with respect to all matters occurring to the date of the release, including (but not limited to) employment matters or matters in connection with Employee's termination, except for matters relating to benefits or payments already accrued and otherwise due under the Company's employee, executive or fringe benefit plans or programs.

     5.7 Survival. The provisions of this Article 5 shall survive the termination of this Agreement, as applicable.

6.       Restrictive Covenants.

     6.1 Non-competition. At all times while the Employee is employed by the Company and for a two (2) year period after the termination of the Employee's employment with the Company for any reason, the Employee shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in competition with the Company (for this purpose, any business that engages in soft drink beverage distribution in the territories of Panamco shall be deemed to be in competition with the Company); provided that such provision shall not apply to the Employee's ownership of Common Stock of Panamco or the acquisition by the Employee, solely as an investment, of securities of any issuer that is registered under
Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Employee does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent of any class of capital stock of such corporation.

     6.2 Nondisclosure. The Employee shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Employee with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Employee in confidence and as a fiduciary, and Employee shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, "Confidential Information" means information disclosed to the Employee or known by the Employee as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by the Employee) prior to or after the date hereof, and not generally known, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Employee from disclosing Confidential Information to the extent required by law.

     6.3 Nonsolicitation of Employees and Clients. At all times while the Employee is employed by the Company and for a two (2) year period after the termination of the Employee's employment with the Company for any reason, the Employee shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (a) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months, and/or (b) call on or solicit any of the actual or targeted prospective clients of the Company on behalf of any person or entity in connection with any business competitive with the business of the Company, nor shall the Employee make known the names and addresses of such clients or any information relating in any manner to the Company's trade or business relationships with such customers, other than in connection with the performance of Employee's duties under this Agreement.

     6.4 Books and Records. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Employee or otherwise coming into the Employee's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon termination of the Employee's employment hereunder or on the Company's request at any time.

     6.5 Definition of Company. Solely for purposes of this Article 6, the term "Company" also shall include any existing or future subsidiaries or affiliates of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

     6.6 Acknowledgment by Employee. The Employee acknowledges and confirms that (a) the restrictive covenants contained in this Article 6 are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in this Article 6 (including without limitation the length of the term of the provisions of this Article 6) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Employee further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Article 6 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Employee acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Article 6. The Employee further acknowledges that the restrictions contained in this Article 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company's successors and assigns.

     6.7 Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Article 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 6 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

     6.8 Extension of Time. If the Employee shall be in violation of any provision of this Article 6, then each time limitation set forth in this
Article 6 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Article 6 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Employee.

     6.9 Survival. The provisions of this Article 6 shall survive the termination of this Agreement, as applicable.

7. Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Employee of any of the covenants contained in Article 6 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Employee recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Article 6 of this Agreement by the Employee or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

8. Mediation. Except to the extent the Company has the right to seek an injunction under Section 7 hereof, in the event a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties hereby agree first to attempt in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Employment Mediation Rules before resorting to litigation or some other dispute resolution procedure.

9. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Miami-Dade County, Florida, in accordance with the Rules of the American Arbitration Association then in effect (except to the extent that the procedures outlined below differ from such rules). Within thirty (30) days after written notice by either party has been given that a dispute exists and that arbitration is required, each party must select an arbitrator and those two arbitrators shall promptly, but in no event later than thirty (30) days after their selection, select a third arbitrator. The parties agree to act as expeditiously as possible to select arbitrators and conclude the dispute. The selected arbitrators must render their decision in writing. The cost and expenses of the arbitration and of enforcement of any award in any court shall be borne equally by both parties. If advances are required, each party will advance one-half of the estimated fees and expenses of the arbitrators. Judgment may be entered on the arbitrators' award in any court having jurisdiction. Although arbitration is contemplated to resolve disputes hereunder, either party may proceed to court to obtain an injunction to protect its rights hereunder, the parties agreeing that either could suffer irreparable harm by reason of any breach of this Agreement. Pursuit of an injunction shall not impair arbitration on all remaining issues.

10. Assignment. Neither party shall have the right to assign or delegate his rights or obligations hereunder, or any portion thereof, to any other person.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

12. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Employee and the Company (or any of its affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Employee.

13. Notices: All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to 701 Waterford, Eighth Floor, Miami, FL 33126, Attention: Carlos Hernandez-Artigas, General Counsel, and (ii) if to the Employee, to his address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

14. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

15. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

16. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

17. Damages. Nothing contained herein shall be construed to prevent the Company or the Employee from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings any action for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys' fees of the other.

18. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

19. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

PANAMCO LLC

By__________________________________
  Name:
  Title:


EMPLOYEE:

    By: _______________________________
        Mario Gonzalez Padilla